Filed Pursuant to Rule 433

Registration No. 333-277211

HSBC USA Inc. Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index due August 29, 2030

Term Sheet to Free Writing Prospectus dated August 20, 2026

Summary of Terms
Issuer	HSBC USA Inc. (“HSBC”)
Market Measures

The lowest performing of the S&P 500® Index (Bloomberg ticker symbol “SPX”) (the “SPX”), the Russell 2000® Index (Bloomberg ticker symbol “RTY”) (the “RTY”) and the EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E”) (the “SX5E” or the “Index”) (each referred to as an “Index,” and collectively as the “Indices”).

Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	August 28, 2026
Issue Date*	September 2, 2026
Final Calculation Day*	August 26, 2030
Stated Maturity Date*	August 29, 2030
Contingent Coupon Payments

On each coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing level of the lowest performing Index on relevant calculation day is greater than or equal to its coupon threshold level. Each quarterly contingent coupon payment, if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 4

Contingent Coupon Rate	At least 10.00% per annum, to be determined on the pricing date
Calculation Days*

Quarterly, on the 25th of each February, May, August and November, commencing November 2026 and ending August 2030; provided that the August 2030 calculation day will be the final calculation day, each subject to postponement

Contingent Coupon Payment Dates	Quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Automatic Call

If the closing level of the lowest performing Index on any of the calculation days scheduled to occur from February 2027 to May 2030, inclusive, is greater than or equal to its starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment.

Call Settlement Date*	Three business days after the applicable calculation day.
Maturity Payment Amount (per security)

• if the ending level of the lowest performing Index on the final calculation day is greater than or equal to its downside threshold level: $1,000; or

• if the ending level of the lowest performing Index on the final calculation day is less than its downside threshold level:

   $1,000 × performance factor of the lowest performing Index on the final calculation day

Lowest Performing Index	For any calculation day, the Index with the lowest performance factor on that day
Performance Factor	With respect to an Index on any calculation day, its closing level on such day divided by its starting level (expressed as a percentage).
Starting Level	For each Index, its closing level on the pricing date
Ending Level	For each Index, its closing level on the final calculation day
Coupon Threshold Level	For each Index, 75% of its starting level
Downside Threshold Level	For each Index, 75% of its starting level
*Subject to change

Summary of Terms (Continued)

Calculation Agent	HSBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission and Other Fees

Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.30% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP / ISIN	40447LCF5 / US40447LCF58
Material Tax Consequences:	See the free writing prospectus.

Hypothetical Payout Profile (Maturity Payment Amount)

If the securities are not automatically called prior to maturity and the ending level of the lowest performing Index on the final calculation day is less than its downside threshold level, you will have full downside exposure to the decrease in the level of the lowest performing Index from its starting level and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Index, but you will have full downside exposure to the lowest performing Index on the final calculation day if the securities are not automatically called prior to maturity and the ending level of that Index is less than its downside threshold level.

The estimated initial value of the securities on the pricing date is expected to be between $919.00 and $969.00 per security, which will be less than the original offering price. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” in the accompanying free writing prospectus.

Free writing prospectus:

https://www.sec.gov/Archives/edgar/data/83246/000110465926098919/tm2622022d231_fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page FWP-9 of the accompanying free writing prospectus, and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying free writing prospectus, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the free writing prospectus are inconsistent with those described herein, the terms described in the free writing prospectus will control.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying free writing prospectus and the “Risk Factors” section in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Maturity, You May Lose A Significant Portion Or All Of The Face Amount Of Your Securities At Maturity.

•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.

•	You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Calculation Day From Its Starting Level, But Will Not Participate In Any Positive Performance Of Any Index, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of Any Contingent Coupon Payments.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	A Contingent Coupon Payment Date, A Call Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of HSBC

•	The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Initial Value Of The Securities, Which Will Be Determined By Us On The Pricing Date, Is Expected To Be Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.

•	The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.

•	If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.

•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Indices

•	Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Indices And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Indices.

o	Historical Levels Of The Indices Should Not Be Taken As An Indication Of The Future Performance Of The Indices During The Term Of The Securities.

o	Changes That Affect The Indices May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

o	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Indices.

o	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.

•	The Notes Will Not Be Adjusted For Changes In Exchange Rates

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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